Exhibit 99.(g)

MANAGEMENT AGREEMENT

AGREEMENT made as of this 2nd day of April, 2020 by and between LORD ABBETT FLOATING RATE HIGH INCOME FUND, a Delaware statutory trust (the “Fund”), and LORD, ABBETT & CO. LLC, a Delaware limited liability company (the “Investment Manager”).

WHEREAS, the Fund desires to obtain the investment management services of the Investment Manager and the Investment Manager is willing to provide services of the nature desired upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.         Appointment. The Fund hereby appoints the Investment Manager to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees during such period to render the services described in this Agreement for the compensation herein provided.

2.         Authority and Duties of the Investment Manager. (a) The Investment Manager, to the extent permitted by applicable law, agrees to furnish continuously an investment program for the Fund. The Investment Manager shall, at its expense, (i) maintain an adequate organization of competent portfolio managers and such other persons to perform the functions mentioned herein and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement, in each case subject to Section 6 below. The Investment Manager reserves the right, in its discretion, to purchase or otherwise obtain statistical information and services from other sources, including affiliated persons of the Investment Manager.

(b) Consistent with the investment objectives, policies and restrictions applicable to the Fund, the Investment Manager will determine the securities and other assets to be purchased or sold and the other techniques to be utilized (including, but not limited to, the incurrence of leverage and securities lending) by the Fund and will determine what portion of the Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested. As manager of the assets of the Fund, the Investment Manager shall make investments for the account of the Fund within the Fund’s investment objectives, policies and restrictions and in accordance with the Fund’s Declaration and Agreement of Trust and By-Laws and applicable law, including the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Fund’s Board of Trustees.

The Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of the Investment Manager. It is understood that the Investment Manager will not, to the extent inconsistent with applicable law, use any material nonpublic information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates.

(c) The Investment Manager may cause the Fund to pay a broker-dealer that provides brokerage and research services to the Investment Manager a commission for effecting a securities transaction in excess of the amount another broker-dealer might have charged. Such higher commissions may not be paid unless the Investment Manager determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Investment Manager’s overall responsibilities to the Fund and any other of the Investment Manager’s clients with respect to which it exercises investment discretion. Research services obtained pursuant to this clause (c) may be used by the Investment Manager in serving all its accounts, and not all of such research services need necessarily be used by the Investment Manager in connection with its services to the Fund.

It is understood that any research services that may be provided to the Fund or to the Investment Manager from time to time by independent broker-dealers or persons other than the Investment Manager, for whatever reason, shall not reduce the amount of the fees payable to the Investment Manager hereunder. It is recognized that such research services may be useful to the Investment Manager and the Fund, but their value is indeterminable and is not to be considered a substitute for the services provided by the Investment Manager hereunder.

(d) The Investment Manager may itself, or may cause the Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Investment Manager may represent the Fund on a creditors’ (or similar) committee.

(e) The Investment Manager shall have authority to exercise whatever powers the Fund may possess with respect to any of the assets of the Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and repurchase privileges, and to tender securities pursuant to a tender offer.

(f) Subject to the prior approval of a majority of the Fund’s Trustees, including a majority of the Trustees who are not “interested persons” of the Fund, and, if required under applicable law and subject to the terms of any exemptive relief that may be granted by the Securities and Exchange Commission, by the shareholders of the Fund, the Investment Manager may, from time to time, delegate to a sub-adviser any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser (provided that the Fund will remain responsible for its own expenses, as described in section 6 below), and no delegation will relieve the Investment Manager of any of its obligations under this Agreement.

2

3.         Compensation. (a) The Fund will pay the Investment Manager for its services under this Agreement and for the expenses assumed, an annual management fee computed and payable monthly at the annual rate of 0.75% of the value of the Fund’s average daily total managed assets. Total managed assets includes total assets of the Fund (including assets attributable to any reverse repurchase agreements, dollar roll transactions, or similar transactions, borrowings and preferred shares that may be outstanding, if any) minus accrued liabilities (other than liabilities representing reverse repurchase agreements, dollar roll transactions, or similar transactions, and borrowings). For purposes of calculating “total managed assets,” the liquidation preference of any preferred shares outstanding shall not be considered a liability. For clarity, with respect to any reverse repurchase agreement, dollar roll or similar transaction, “total managed assets” includes any proceeds from the sale of an asset of the Fund to a counterparty in such a transaction, in addition to the value of the asset so sold as of the relevant measuring date. The average daily total managed assets of the Fund for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect. The fee shall be paid on the fifth business day of each month for the preceding month.

4.         Non-exclusivity. It is understood that the services of the Investment Manager are not deemed to be exclusive and nothing in this Agreement shall prevent the Investment Manger, or any officer, director, partner or employee thereof, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or to engage in other activities. When other clients of the Investment Manager desire to purchase or sell the same portfolio security at the same time as the Fund, it is understood that such purchases and sales will be made as nearly as practicable on a pro rata basis in proportion to the amounts desired to be purchased or sold by each client.

5.         Expenses. The Investment Manager shall be under no obligation to pay any fees, costs, expenses or other charges of the Fund, except for the compensation of Fund officers who are employed by the Investment Manager, the compensation, if any, of its Trustees who are officers, employees, partners, shareholders or members of the Investment Manager or its subsidiaries or affiliates, the rental for its office space, and the ordinary and necessary office and clerical expenses relating to research, statistical work and supervision of the Fund’s investment portfolio, to be performed by the Investment Manager under paragraph 1 of this Agreement. The Fund will pay its own fees, costs, expenses or charges relating to its assets, investments and operations, including without limitation: all investment expenses, including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loan and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal” costs (e.g., fees, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities with respect to unconsummated investments); office and clerical expenses not relating to the services provided by the Investment Manager hereunder; fees and expenses of Trustees who are not officers, employees, partners, shareholders or members of the Investment Manager; governmental fees; interest charges and any other expenses associated with financial leverage; taxes; association membership dues; fees and charges for legal and auditing services; fees and expenses of any custodians or Trustees with respect to custody of its assets; fees, charges and expenses of

3

dividend disbursing agents, registrars and transfer agents (including the cost of keeping all necessary shareholder records and accounts, and of handling any problems relating thereto and the expense of furnishing to all shareholders statements of their accounts after every transaction including the expense of mailing); costs and expenses of repurchases of its shares; costs and expenses of preparing, printing and mailing to shareholders ownership certificates, proxy statements and materials, prospectuses, statements of additional information, reports and notices; costs of preparing reports to governmental agencies; brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); and all postage, insurance premiums, and any other fee, cost, expense or charge of any kind incurred by and on behalf of the Fund and not expressly assumed by the Investment Manager under this Agreement.

If the Investment Management pays for certain expenses of the Fund or furnishes without charge to the Fund services the cost of which is to be borne by the Fund under this Agreement, the Investment Manger shall not be deemed to have waived its rights under this Agreement to have the Fund pay for such expenses or provide or pay for such services in the future. The Investment Manager may also advance the payment of expenses, subject to reimbursement by the Fund in the ordinary course of business.

6.         Liability. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Investment Manager assumes no responsibility under this Agreement and, having so acted, the Investment Manager shall not be held liable or accountable for any mistakes of law or fact, or for any error or omission of its officers, directors, partners or employees, or for any loss or damage arising or resulting therefrom suffered by the Fund or any of its shareholders, creditors, Trustees or officers; provided, however, that nothing herein shall be deemed to protect the Investment Manager against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder. The Investment Manager shall not be liable for any action of the Trustees of the Fund in following or declining to follow any advice or recommendation of the Investment Manager.

7.         Interested Parties; Independent Contractor. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any or all of the Trustees, officers, shareholders, or other representatives of the Fund are or may be interested in the Investment Manager, or any successor or assignee thereof, or that any or all of the officers, partners, or other representatives of the Investment Manager are or may be interested in the Fund, except as otherwise may be provided in the 1940 Act. The Investment Manager in acting hereunder shall be an independent contractor and not any agent of the Fund.

8.         Term and Termination. (a) This Agreement shall become effective upon the date hereof and shall continue in force, unless earlier terminated as provided herein, for two years from the date hereof, and is renewable annually thereafter by specific approval of the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided that any such renewal shall be approved by the vote of a majority of the Trustees who are not parties

4

to this Agreement or “interested persons” of the Investment Manager or of the Fund, cast in person at a meeting called for this purpose of voting on such renewal; provided, further, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Investment Manager may continue to serve hereunder in a manner consistent with the 1940 Act.

(b) This Agreement may be terminated without penalty at any time on 60 days’ written notice by (i) a vote of the majority of the Trustees of the Fund or (ii) a vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment.

(c) The terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the same meaning as those terms are defined in the 1940 Act.

9.         Use of Name. The Investment Manager reserves the right to grant the use of the name “LORD ABBETT” or “LORD, ABBETT & CO. LLC,” or any derivative thereof, or any other part of the name of the Fund to any other investment company, any series of an investment company or any business enterprise, subject to applicable law. The Investment Manager reserves the right to withdraw from the Fund the use of the name “LORD ABBETT” and the use of its registered service mark. In the event of such withdrawal or the termination of this Agreement, for any reason, the Fund will, on the written request of the Investment Manager, take such action as my be necessary to change its name and eliminate all reference to the words “LORD ABBETT” in any form, and will no longer use such registered service mark.

10.       Miscellaneous. (a) This Agreement shall be governed by the laws of the State of Delaware provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rule or order of the Securities and Exchange Commission thereunder.

(b) Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereto, such provisions with respect to other parties hereto shall not be affected thereby.

(d) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

5

(e) No person other than the Fund and the Investment Manager is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in a Fund) any direct, indirect, derivative, or other rights against the Investment Manager, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

11.       Fund Obligations. The obligations of the Fund, including those imposed hereby, are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund individually, but are binding only upon the assets and property of the Fund. Any and all personal liability, either at common law or in equity, or by statute or constitution, of every such Trustee, shareholder, officer, employee or agent for any breach by the Fund of any agreement, representation or warranty hereunder is hereby expressly waived as a condition of and in consideration for the execution of this Agreement by the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed by its duly authorized officers and its seal to be affixed hereto, and the Investment Manager has caused this Agreement to be executed by its duly authorized representative on the day and the year first above written.

LORD ABBETT FLOATING RATE HIGH INCOME FUND

By:	/s/John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel
6